SECOND AMENDMENT TO RIGHTS AGREEMENT

            This Second Amendment (the "Amendment"), dated as of August 1, 1999, is entered into by and between General Housewares Corp., a Delaware corporation, (the "Company"), and First Chicago Trust Company of New York, a New York banking corporation, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of November 10, 1998, as amended by the First Amendment to Rights Agreement, dated as of June 24, 1999 (collectively, the "Agreement");

            WHEREAS, the Company wishes to amend the Agreement; and

            WHEREAS, Section 27 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement) the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing the Company's Common Shares.

            NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

            1. Paragraph (c) of Section 1 of the Agreement is hereby amended by adding to the end of such paragraph (c) the following:

            Notwithstanding the foregoing, for purposes of this Agreement, neither CCPC Acquisition Corp., a Delaware corporation, nor any of its Affiliates or Associates (collectively, "CCPC") shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any shares of Common Stock solely as a result of the execution of that certain Agreement and Plan of Merger by and among CCPC and the Company, dated as of August 2, 1999 (as the same may be amended from time to time, the "Merger Agreement") or the consummation of the transactions contemplated thereby in accordance with the terms thereof.

            2. Paragraph (a) of Section 7 of the Rights Agreement is hereby amended by deleting paragraph (a) in its entirety and substituting therefor a new paragraph (a) as follows:

                 (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the close of business on February 27, 2009 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged pursuant to Section 24 hereof or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) on the date the Merger (as defined in the Merger Agreement) becomes effective in accordance with the terms of the Merger Agreement and Delaware law (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date").

            3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

            4. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

            5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.


                           SIGNATURE PAGE FOLLOWS

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                           GENERAL HOUSEWARES CORP.



By:/s/ Darlena E. McGlone         By:/s/ Raymond J. Kulla
   ----------------------            ---------------------------------
Name:  Darlena E. McGlone         Name:  Raymond J. Kulla
Title: Administrator              Title: Vice President and
                                         General Counsel


Attest:                           FIRST CHICAGO TRUST COMPANY
                                       OF NEW YORK



By:/s/ Anita L. Fletcher          By:/s/ Tammie J. Marshall
   ----------------------            ---------------------------------
Name:  Anita L. Fletcher          Name:  Tammie J. Marshall
Title: Assistant Vice President   Title: Assistant Vice President